Certain confidential information contained in this document, marked by brackets [**], has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.86

ADDENDUM “C”

TO MASTER SERVICES AGREEMENT

This agreement between Ness USA, Inc., located at 160 Technology Drive, Canonsburg, PA 15317 (“SUPPLIER”) and Chordiant Software, Inc. located at 20400 Stevens Creek Blvd., Cupertino, CA 95014 (“CHORDIANT”) is an Addendum dated this 1st day of January, 2009, (the “Addendum”) to the Master Services Agreement executed on December 15, 2003 (the “Agreement”) between SUPPLIER and CHORDIANT.

WHEREAS the parties hereto wish to modify certain terms of the Agreement and to memorialize additional terms, as more fully set forth below.

Accordingly, in consideration of the promises and covenants set forth below, the parties agree as follows, intending to be legally bound:

1.	The term of this Agreement shall be extended through and including December 31, 2011.

2.	CHORDIANT shall receive a [**] discount on the current EDC billing rate of [**] per billable person per month for Calendar Quarter Four (4) in the year 2008.

3.
For calendar year 2009, CHORDIANT shall receive a discount on the current EDC billing rate of [**] per billable resource per month in the event that the billable headcount for a given month is in accordance with the discount structure.  The discount structure shall be as follows:

Discount Structure per billable headcount
•	In the event that billable headcount shall equal or exceed [**] resources, CHORDIANT shall receive a [**] discount.

•	In the event that billable headcount shall be between [**] and [**] resources, CHORDIANT shall receive a [**] discount.

•	In the event that billable headcount shall be between [**] and [**] resources, CHORDIANT shall receive a [**] discount.

•	In the event that billable headcount shall be below [**] resources, CHORDIANT shall not receive a discount and the full [**] rate shall apply.

4.
In addition to the remedies for termination for convenience provided in Section 24.1 of the Agreement titled Termination for Convenience and in addition to the fees for Transfer outlined in Section 30 and Exhibit 22 of the Agreement, in the event that CHORDIANT terminates for convenience through and including December 31st, 2009 or in the event CHORDIANT executes the Transfer Option in accordance with Section 30 through and including December 31st, 2009, SUPPLIER shall receive a termination penalty (the “Termination for Convenience penalty”) from CHORDIANT.  The Termination for Convenience penalty shall be equal to the cumulative difference between the actual amount paid for each of the billable resources on-board during calendar year 2009 up to the date of termination and the amount CHORDIANT would have paid under the [**] per billable resource per month for each such billable resource up to a maximum amount of $450,000. The Termination for Convenience penalty shall not exceed $450,000.

5.
Such Termination for Convenience penalty described in Section 4 of this Addendum shall not be applicable to CHORDIANT after December 31st, 2009.  If CHORDIANT terminates for convenience after December 31st, 2009, CHORDIANT shall only pay the Termination Fee, if any, as determined in accordance with Attachment 4-C, Termination Fee, of Exhibit 4 in accordance with Section 24.1 of the Agreement titled Termination for Convenience. If CHORDIANT exercises the Transfer Option in accordance with Section 30 after December 31st, 2009, SUPPLIER shall not receive any termination penalty as specified in Section 4 above.

6.
Further, the Termination for Convenience penalty described in Section 4 of this Addendum shall not apply at any time in the event that CHORDIANT terminates the Agreement for any other reason apart for termination for convenience in accordance with Section 24.1.

7.
The then-current rate per billable resource per month for the months of October 2009 and October 2010, respectively, as determined in accordance with this Addendum, shall be used as the cost basis for the billing rate negotiations for the calendar years 2010 and 2011, respectively.  CHORDIANT and SUPPLIER shall by written mutual agreement agree on a billing rate for calendar years 2010 and 2011 in accordance with Section 17.2 titled Adjustments; provided that if the parties mutually agree in good faith, each in their sole discretion, that the economic situation in any given calendar year so warrants, then they may agree to a rate increase not to exceed [**] total for the next calendar year.  The parties agree that all rate increase discussion and agreements must be made no later than November 15, 2009 and November 15, 2010 respectively, for the calendar years 2010 and 2011, respectively.  For the sake of clarification, the discount structure set forth in Paragraph 3 above shall not apply to the billing rates for calendar years 2010 and 2011.

8.
The buffer resource and four (4) week training period shall remain in accordance with Section 11.4(e) of the Agreement titled Staff Training and Section 11.6 of the Agreement titled Supplier Buffer Resources.  At such times as staffing vacancies occur or new positions are created, CHORDIANT agrees to use a good faith effort to utilize existing and trained buffer resources whom CHORDIANT deems qualified to fill such positions. In such cases, no free period will apply where the buffer resource has spent a minimum of 4 weeks in training.

9.	With the exception of the foregoing changes, the terms and conditions of the Agreement shall remain in full force and effort.

IN WITNESS WHEREOF, the parties have executed this Addendum, intending to be legally bound, as of the day and year written above.

Accepted by:                                                                                     Accepted by:

/s/ Rocco Cozza                                                              /s/ Peter S. Norman
Name:         Rocco Cozza                                                                  Name:    Peter S. Norman
Title:           General Counsel                                                               Title:             Vice President & Chief Financial Officer

Date:           1/12/09                                     Date:            1/16/09

For:            Ness USA, Inc.                                                                 For:             Chordiant Software, Inc.